Exhibit 99.1

Axiom Intelligence Acquisition Corp 1 Announces Pricing of $175,000,000 Initial Public Offering

New York, New York, June 17, 2025 (GLOBE NEWSWIRE) -- Axiom Intelligence Acquisition Corp 1 (NASDAQ:AXINU) (the “Company”) today announced the pricing of its initial public offering of 17,500,000 units at a price of $10.00 per unit. The Company’s units will be listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “AXINU” and will begin trading on June 18, 2025. Each unit issued in the offering consists of one Class A ordinary share of the Company and one right to receive one tenth (1/10) of one Class A ordinary share upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on Nasdaq under the symbols “AXIN” and “AXINR,” respectively. The closing of the offering is anticipated to take place on or about June 20, 2025, subject to customary closing conditions. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,625,000 units at the initial public offering price to cover over-allotments, if any.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, the Company intends to focus its initial search on companies in the European infrastructure industry. The Company’s management team is led by Richard Dodd, its Executive Chairman, Douglas Ward, its Chief Executive Officer, Daniel Mamadou-Blanco, its President, Rob Dilling Jr., its Chief Financial Officer and Chris Ackermann, its Chief Operating Officer. Dr. Claire Handby, Steven Leighton and Christopher Ellis are independent directors. Sankalp Shangari and Wendy Li are senior advisers.

Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, acted as the lead book-running manager for the offering. Seaport Global Securities LLC acted as joint book-runner.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on June 17, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus, copies of which may be obtained from Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com. Copies of the registration statement can be accessed for free through the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that such offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Axiom Intelligence Acquisition Corp 1
Richard Dodd, Executive Chairman  / Doug Ward, Chief Executive Officer
contact@aiac1.com
2nd Floor, Berkeley Square House
Berkeley Square
London W1J 6BD, UK
T: +44 20 3973 7928